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                                                                     Exhibit 4.1


                    SECOND AMENDMENT TO THE RIGHTS AGREEMENT

      THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), is dated as of May 19, 2004, between Advanced Fibre Communications, Inc., a Delaware corporation (the "Company"), and Equiserve Trust Company, N.A. (the "Rights Agent").

      WHEREAS, the Company and the Rights Agent (as the successor in interest to BankBoston, N.A.) are parties to a Rights Agreement, dated as of May 13, 1998, as amended by the First Amendment thereto, dated as of October 19, 1998 (the "Rights Agreement"); and

      WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

      NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

      1.    Amendment of Section 1.

      Section 1 of the Rights Agreement is amended by adding thereto a new definition immediately after the definition of "Final Expiration Date" and immediately before the definition of "NASDAQ" which new definition shall read as follows:

      "'Merger Agreement' shall mean the Agreement and Plan of Merger, dated as of May 19, 2004, among Tellabs, Inc., Chardonnay Merger Corp. and the Company, as the same may be amended from time to time."

      2.    Amendment of Section 7.

      Section 7(a) of the Rights Agreement is amended by amending the definition of "Expiration Date" by deleting the phrase which begins with the word "or" immediately preceding clause (iii) thereof and ends with the "." at the end of
Section 7(a) and replacing it with the phrase:

      "(iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement) (the earliest of (i), (ii), (iii) and (iv) being the "Expiration Date")."

      3.    Addition of New Section 35.

      The Rights Agreement is amended by adding a Section 35 immediately after
Section 34 which shall read as follows:
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      "Section 35. Exception for Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, (i) no Distribution Date, Shares Acquisition Date or Triggering Event shall be deemed to have occurred,
      (ii) none of Parent, Sub, or Sister Subsidiary (each as defined in the Merger Agreement), nor any of their Subsidiaries, Affiliates or Associates (collectively, the "Acquisition Group"), shall be deemed to have become an Acquiring Person, and (iii) no holder of Rights shall be entitled to exercise such Rights under, or be entitled to any rights or benefits pursuant to, any of Sections 3, 7, 11 or 13, or any other provision of this Agreement, in each case solely by reason of (a) the approval, execution, delivery and performance of the Merger Agreement, (b) consummation of any of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger and the Subsequent Merger (each as defined in the Merger Agreement), in accordance with the provisions of the Merger Agreement, or (c) the announcement of any of foregoing; provided that in the event that one or more members of the Acquisition Group collectively become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding in any manner other than as set forth in the Merger Agreement, the provisions of this Section 35
      (other than this proviso) shall terminate."

      4.    Effectiveness.

            This Amendment shall be deemed effective as of May 19, 2004 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

      5.    Miscellaneous.

            This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

                         ADVANCED FIBRE COMMUNICATIONS, INC.



                         By:        /s/ John A. Schofield
                             ----------------------------------
                             Name:  John A. Schofield
                             Title: Chief Executive Officer and President


                         EQUISERVE TRUST COMPANY, N.A.



                         By:        /s/ Dennis V. Moccia
                             ----------------------------------
                             Name:  Dennis V. Moccia
                             Title: Managing Director